Exhibit 99.1

NEWS RELEASE

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@TheLacledeGroup.com	Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Third Quarter Results
Gas Utility Segment Continues to Deliver Earnings Growth

ST. LOUIS (August 5, 2015) - The Laclede Group, Inc. (NYSE: LG) (“Company” or “Laclede”) today reported operating results for its fiscal 2015 third quarter and nine months ended June 30, 2015. Highlights include:

•	Net economic earnings ("NEE", non-GAAP) for the first nine months increased to $3.56 per fully diluted share from $3.12 per share in the prior year, driven by growth in Gas Utility earnings

•
Third quarter NEE per share decreased to $0.25 from $0.44 last year, reflecting the change in Laclede's earnings pattern due to the acquisition of Alagasco and a change in Missouri Gas Energy's rate design

•	Comparable GAAP earnings per share were $0.32 for the quarter and $3.59 year to date

•	Capital expenditures for the year nearly doubled to $203 million driven by infrastructure upgrades

“We are pleased with our operating performance through the third quarter, as we once again delivered results in line with our expectations. Thanks to the hard work of our employees, we continued to perform well for both our customers and shareholders, while remaining on track to achieve our earnings growth targets.  We remain squarely focused on continuing to execute on our strategy, including the integration of Missouri Gas Energy and Alagasco, pursuing organic growth of our gas utilities, and investing in infrastructure upgrades,” said Suzanne Sitherwood, president and chief executive officer of The Laclede Group.

THIRD QUARTER RESULTS

	Three Months Ended June 30,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Earnings by Segment
Gas Utility	$16.5	$13.3	$0.38	$0.41
Gas Marketing	0.5	1.9	0.01	0.05
Other	(5.9)	(0.7)	(0.14)	(0.02)
Net Economic Earnings (non-GAAP)*	$11.1	$14.5	$0.25	$0.44
Acquisition-related items:
Costs	(2.1)	$(3.9)	(0.05)	(0.10)
Increase in shares	—	—	—	(0.03)
Fair value adjustments	0.4	1.1	0.01	0.02
Gain on sale of property	4.7	—	0.11	—
Net Income (GAAP)	$14.1	$11.7	$0.32	$0.33

Average Shares Outstanding (Diluted)	43.3	35.0

* See “Net Economic Earnings and Reconciliation to GAAP.”

For the three months ended June 30, 2015, Laclede reported consolidated net income of $14.1 million, up from $11.7 million for the third quarter a year ago. Net economic earnings (NEE) decreased to $11.1 million, from $14.5 million. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives (fair value adjustments), as well as integration and transactions costs associated with acquisition, divestiture and restructuring activities. Third quarter 2015 NEE excludes a $4.7 million after-tax, non-recurring gain on the sale of property. The decrease in NEE is due primarily to the change in the quarterly distribution of earnings as a result of the addition of Alagasco and a change in Missouri Gas Energy’s (MGE) rate design, partially offset by lower operating expenses. On a per share basis, NEE was $0.25 per fully diluted share for the third quarter of 2015, compared to $0.44 per share a year ago. Per share results for the third quarter of 2015 reflect the weighted average impact of 10.4 million common shares issued in mid-2014 to finance a portion of the Alagasco acquisition.

Gas Utility
The Gas Utility segment reported NEE of $16.5 million for the third quarter of fiscal 2015, up from $13.3 million for the same period a year ago. Net income was $20.7 million compared to $12.1 million in the prior year. The increase was primarily due to a $50.0 million improvement in operating margins (non-GAAP; see “Operating Margin and Reconciliation to GAAP”), with $54.5 million of the increase due to the addition of Alagasco's operating results in 2015. Operating margin for the legacy Missouri utilities declined by $4.5 million reflecting lower seasonal earnings due to a change in MGE rate design, which now includes a small variable usage component, partially offset by higher Infrastructure System Replacement Surcharge (ISRS) and base rate revenues.

Other operating expenses for the quarter of $102.0 million reflect the benefit of a non-recurring gain on sale of property of $7.6 million. Excluding this gain, operating expenses of $109.6 million increased by $27.8 million, reflecting $38.8 million associated with Alagasco, offset by lower bad debt expense and labor-related costs. Depreciation and amortization expenses increased by $14.1 million from last year, with $11.8 million of the increase due to the addition of Alagasco.

Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides non-regulated natural gas marketing services to the Midwest region. Third quarter fiscal 2015 NEE were $0.5 million, down from $1.9 million in the prior-year period, while net income decreased to $1.0 million from $3.0 million. The lower earnings reflect a $3.4 million reduction in operating margin due to less favorable market conditions in the current year as price volatility and price differences between supply regions have narrowed, returning to levels prevalent prior to the winter of 2014 and the follow-on impacts in the prior-year quarter.

Other
The net economic loss for the third quarter increased to $5.9 million from $0.7 million, mainly due to $3.6 million in higher interest expense related to Laclede Group debt issued a year ago as part of the financing for the acquisition of Alagasco, as well as higher operating expenses of the Company’s other non-utility activities, including Spire natural gas fueling solutions and unallocated corporate expenses.

NINE MONTH RESULTS

	Nine Months Ended June 30,
	(Millions)		(Per Diluted Share)
	2015	2014	2015	2014
Earnings by Segment
Gas Utility	$162.8	$93.8	$3.75	$2.86
Gas Marketing	3.0	9.8	0.07	0.30
Other	(11.4)	(1.1)	(0.26)	(0.04)
Net Economic Earnings (non-GAAP)*	$154.4	$102.5	$3.56	$3.12
Acquisition-related items:
Costs	(4.0)	(6.1)	(0.09)	(0.17)
Increase in shares	—	—	—	(0.07)
Fair value adjustments	0.5	3.1	0.01	0.09
Gain on sale of property	4.7	—	0.11	—
Net Income (GAAP)	$155.6	$99.5	$3.59	$2.97

Average Shares Outstanding (Diluted)	43.2	33.4

* See “Net Economic Earnings and Reconciliation to GAAP.”

For the nine months of fiscal 2015, Laclede reported consolidated NEE of $154.4 million compared to $102.5 million in the prior year. Net income was $155.6 million, up from $99.5 million in 2014. The increase in earnings was driven by significantly higher Gas Utility earnings due to the addition of Alagasco and growth in the Missouri utilities. On a per-share basis, NEE was $3.56 per fully diluted share for the nine months ended June 30, 2015, compared to $3.12 per share in the prior-year period. Per share results in 2015 reflect the impact of the common shares issued in 2014 in conjunction with the Alagasco acquisition.

Gas Utility
For the first nine months of fiscal 2015, the Gas Utility segment reported NEE of $162.8 million, up 74 percent from $93.8 million for the same period in 2014. Net income was $166.5 million, up from $91.6 million a year ago. The increase was primarily due to a $252.5 million improvement in operating margin, of which $248.4 million is attributable to the addition of Alagasco. The remaining increase in margin in the Missouri utilities was the result of higher ISRS and base rate revenues, the change in MGE's rate design and modest customer growth, partially offset by lower sales volumes and asset optimization reflecting 11 percent warmer weather in fiscal 2015 than the prior year. Other operating expenses increased by $92.0 million, or $99.6 million after removing the non-recurring gain noted earlier, with $111.4 million of the increase related to the addition of Alagasco. This was offset in part by lower operating and maintenance costs and greater cost efficiencies. Depreciation and amortization expenses increased by $38.2 million, with $35.3 million attributable to Alagasco and the remainder reflecting higher capital investments.

Gas Marketing
For the nine months ended June 30, 2015, Gas Marketing NEE was $3.0 million, down from $9.8 million a year ago. Net income decreased to $3.5 million, from $12.9 million a year ago. The earnings decrease reflects a $15.2 million reduction in operating margin mainly due to less favorable market conditions. In the year ago period, extreme cold weather drove greater market volatility and price differentials that combined to produce a significant increase in margin. Lower earnings in the current year also reflect the expiration of a supply contract in the first quarter of fiscal 2014.

Other
Net economic loss in the first nine months of fiscal 2015 was higher by $10.3 million compared to the prior year principally due to $15.3 million in higher interest costs related to Laclede Group debt issued to fund a portion of the Alagasco acquisition.

ACQUISITION-RELATED COSTS

The after-tax impact of acquisition-related costs, primarily for integrating MGE and Alagasco, are excluded from GAAP results for NEE purposes. See “Net Economic Earnings and Reconciliation to GAAP.”

Since closing the MGE acquisition in late fiscal 2013, the Company has incurred integration costs. For regulatory purposes, Laclede Gas defers for future rate recovery 50 percent of these costs. Laclede closed on the acquisition of Alagasco effective August 31, 2014, and has begun the integration process and incurred related costs. In total, acquisition-related costs reflected in the income statement for the first nine months of fiscal 2015 were $6.4 million, or $4.0 million after tax. The prior-year period contained costs associated with MGE only of $3.5 million, or $2.2 million after tax.

REGULATORY MATTERS

On May 22, 2015, the Missouri Public Service Commission approved increased ISRS charges of $5.4 million for Laclede Gas and $2.8 million for MGE. With these increases, the annualized ISRS recovery is $15.2 million for Laclede Gas and $4.8 million for MGE. ISRS allows for more timely regulatory recovery of investments made by gas utilities to meet state and federal safety requirements, enhance the integrity of their distribution system, or for unreimbursed relocations to facilitate public construction and development projects. The upgrades to our distribution infrastructure serve to improve safety and reliability and reduce maintenance costs.

BALANCE SHEETS AND CASH FLOWS

Laclede maintains a strong capital structure with ample liquidity and access to short term borrowing to meet its anticipated ongoing capital needs. Short-term borrowings outstanding at June 30, 2015 were $211.4 million compared to $287.1 million at September 30, 2014 (fiscal year end) reflecting normal seasonal borrowing patterns.

During the fiscal third quarter, Alagasco refinanced $115 million of existing debt, closing on two private placements of Senior Notes on June 5 that will fund later this year. A 10-year, $35 million tranche of Notes with a coupon of 3.21% will fund on September 15, 2015, and $80 million of 30-year, 4.31% Notes will fund on December 1, 2015.

Net cash provided by operating activities was $366.3 million for the first nine months of fiscal 2015, compared to $185.0 million in the prior year period. The main driver of the increase in operating cash was the inclusion of Alagasco, which provided $119.8 million. The remaining $61.5 million increase was primarily driven by the timing of collections of gas costs under the Purchased Gas Adjustment clause in Missouri and changes in natural gas inventory values.

Capital expenditures in the first nine months of fiscal 2015 increased to $202.9 million from $109.5 million a year ago. Alagasco capital expenditures represent $56.7 million for the period, with the remaining increase reflecting higher pipeline replacement, facilities, and integration spend at MGE and Laclede Gas.

For additional details on Laclede's results for the third quarter of fiscal 2015, please see the accompanying unaudited Condensed Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flows.

OUTLOOK

The Company reaffirms its long-term NEE per share growth target of 4 percent to 6 percent annually, with growth in fiscal 2015 and 2016 anticipated to be above that target range after excluding from 2014 a weather benefit of $0.17 per share. Due to the change in MGE’s rate design and the acquisition of Alagasco, the Company’s quarterly distribution of earnings has become more concentrated in the heating season (the first and second fiscal quarters), with an operating loss anticipated in the fourth quarter ended September 30. For 2015, the operating loss for the fourth quarter is expected to be just above the top end of the 9 percent to 11 percent range of full year net economic earnings per share introduced late last year. This expectation reflects current run rate and timing of actual expenses as well as the benefit of a slight reduction in the Company’s effective tax rate recognized in the third quarter. Capital expenditures for 2015 are still anticipated to be approximately $300 million on a consolidated basis, reflecting the addition of Alagasco and the continuing ramp up of pipeline replacement in Missouri. Given the constructive regulatory environment in both Missouri and Alabama, the Company still anticipates maintaining this level of investments over the five-year through fiscal 2019, or investments of at least $1.5 billion.

CONFERENCE CALL AND WEBCAST

As previously announced, The Laclede Group will host a conference call and webcast today to discuss its third quarter financial results. To access the call, please dial the number below approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, August 5
8 a.m. CDT (9 a.m. EDT)

Phone Numbers:	U.S. and Canada:	1-855-590-6721
	International:	1-619-377-4221

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.TheLacledeGroup.com under the Investor Services tab.

A replay of the call will be available beginning at 10 a.m. CDT (11 a.m. EDT) on August 5 continuing through September 4 by dialing 1-855-859-2056 (U.S. and Canada), or 1-404-537-3406 (International). The Conference ID is 77984503. The webcast will be available for replay beginning August 5, at www.TheLacledeGroup.com.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company whose primary business is the safe and reliable delivery of natural gas service to more than 1.56 million residential, commercial and industrial customers across Missouri and Alabama. Its Gas Utility segment consists of three natural gas utilities: Laclede Gas Company (serving St. Louis and eastern Missouri), Missouri Gas Energy (serving Kansas City and western Missouri) and Alabama Gas Corporation (serving 186 cities and Alabama communities including Birmingham and Montgomery). Laclede’s non-utility businesses include Laclede Energy Resources, Inc., providing non-regulated natural gas services, and Spire which provides compressed natural gas (CNG) fueling solutions for transportation fleets. Laclede is committed to transforming its business and pursuing growth by 1) growing its Gas Utility business through prudent pipeline replacement investment and organic growth initiatives; 2) acquiring and integrating gas utilities; 3) optimizing its gas supply assets, and 4) investing in innovation and emerging markets. For more information about Laclede and its subsidiaries, visit
www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the acquisition and integration of MGE and Alagasco. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the fiscal year ended September 30, 2014, filed with the Securities and Exchange Commission and the Company’s Form 10-Q for the quarter ended June 30, 2015, to be filed with the Securities and Exchange Commission later today.

This news release includes the non-GAAP financial measures of "net economic earnings," and "net economic earnings per share,” and “operating margins." Management also uses these non-GAAP measures internally when evaluating the Company's performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including one-time costs related to the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income or net income.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
THE LACLEDE GROUP, INC.
(Millions, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Operating Revenues:
Gas Utility	$260.2	$214.0	$1,688.6	$1,283.6
Gas Marketing and Other	15.0	27.8	83.6	121.3
Total Operating Revenues	275.2	241.8	1,772.2	1,404.9
Operating Expenses:
Gas Utility
Natural and propane gas	57.7	49.3	844.8	696.4
Other operation and maintenance expenses	90.6	73.0	291.5	207.3
Depreciation and amortization	32.5	18.4	96.7	58.5
Taxes, other than income taxes	26.2	22.2	119.9	92.6
Total Gas Utility Operating Expenses	207.0	162.9	1,352.9	1,054.8
Gas Marketing and Other	32.2	54.2	138.3	175.3
Total Operating Expenses	239.2	217.1	1,491.2	1,230.1
Operating Income	36.0	24.7	281.0	174.8
Other Income and (Income Deductions)	0.5	(2.4)	2.6	(1.0)
Interest Charges:
Interest on long-term debt	16.3	8.6	50.0	26.9
Other interest charges	1.5	2.8	6.1	4.3
Total Interest Charges	17.8	11.4	56.1	31.2
Income Before Income Taxes	18.7	10.9	227.5	142.6
Income Tax Expense	4.6	(0.8)	71.9	43.1
Net Income	$14.1	$11.7	$155.6	$99.5

Weighted Average Number of Common Shares Outstanding:
Basic	43.2	34.9	43.1	33.3
Diluted	43.3	35.0	43.2	33.4

Basic Earnings Per Share of Common Stock	$0.32	$0.34	$3.59	$2.97
Diluted Earnings Per Share of Common Stock	$0.32	$0.33	$3.59	$2.97
Dividends Declared Per Share of Common Stock	$0.46	$0.44	$1.38	$1.32

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	June 30,	September 30,
	2015	2014
ASSETS
Utility Plant	$4,108.4	$3,928.3
Less: Accumulated depreciation and amortization	1,239.1	1,168.6
Net Utility Plant	2,869.3	2,759.7

Other Property and Investments	1,021.3	1,007.0

Current Assets:
Cash and cash equivalents	5.7	16.1
Accounts receivable (net of allowance for doubtful accounts)	232.6	229.6
Inventories	163.3	270.2
Other	81.4	112.1
Total Current Assets	483.0	628.0

Regulatory assets and other deferred charges	709.3	679.3
Total Assets	$5,082.9	$5,074.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,078.9	$1,072.6
Retained earnings	532.9	437.5
Accumulated other comprehensive loss	(3.2)	(1.7)
Total Common Stock Equity	1,608.6	1,508.4
Long-term debt	1,736.4	1,851.0
Total Capitalization	3,345.0	3,359.4

Current Liabilities:
Current maturities of long-term debt	80.0	—
Notes payable	211.4	287.1
Accounts payable	148.1	176.7
Advance customer billings	12.9	32.2
Accrued liabilities and other	268.0	289.8
Total Current Liabilities	720.4	785.8

Deferred Credits and Other Liabilities:
Deferred income taxes	487.7	383.8
Pension and postretirement benefit costs	233.3	244.9
Asset retirement obligations	102.7	99.2
Regulatory liabilities	114.9	125.8
Other	78.9	75.1
Total Deferred Credits and Other Liabilities	1,017.5	928.8
Total Capitalization and Liabilities	$5,082.9	$5,074.0

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
THE LACLEDE GROUP, INC.
($ Millions)

	Nine Months Ended June 30,
	2015	2014
Operating Activities:
Net Income	$155.6	$99.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	97.4	59.1
Deferred income taxes and investment tax credits	70.4	14.5
Changes in assets and liabilities	35.2	8.6
Other	7.7	3.3
Net cash provided by operating activities	366.3	185.0

Investing Activities:
Capital expenditures	(202.9)	(109.5)
Proceeds from sale of right to acquire New England Gas Company	—	11.0
(Payments for) proceeds from final reconciliation of acquisitions	(8.6)	23.9
Other	(0.4)	2.9
Net cash used in investing activities	(211.9)	(71.7)

Financing Activities:
Issuance of long-term debt	—	143.8
Repayment of long-term debt	(34.7)	(80.0)
Repayment of short-term debt – net	(75.8)	(74.0)
Issuance of common stock	3.6	459.7
Dividends paid	(59.1)	(42.9)
Other	1.2	(1.1)
Net cash (used in) provided by financing activities	(164.8)	405.5

Net (Decrease) Increase in Cash and Cash Equivalents	(10.4)	518.8
Cash and Cash Equivalents at Beginning of Period	16.1	53.0
Cash and Cash Equivalents at End of Period	$5.7	$571.8

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
($ Millions, except per share amounts)

	Gas Utility	Gas Marketing	Other		Total	Per Diluted Share (2)
Three Months Ended June 30, 2015
Net Income (Loss) (GAAP)	$20.7	$1.0	$(7.6)		$14.1	$0.32
Unrealized (gain) loss on energy-related derivatives (1)	0.1	(1.8)	—		(1.7)	(0.04)
Lower of cost or market inventory adjustments (1)	—	(0.2)	—		(0.2)	(0.01)
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	1.5	—		1.5	0.04
Acquisition, divestiture and restructuring activities (1)	0.4	—	1.7		2.1	0.05
Gain on sale of property (1)	(4.7)	—	—		(4.7)	(0.11)
Net Economic Earnings (Loss) (Non-GAAP)	$16.5	$0.5	$(5.9)		$11.1	$0.25
Diluted EPS (GAAP)	$0.48	$0.02	$(0.18)		$0.32
Net Economic EPS (Non-GAAP) (2)	$0.38	$0.01	$(0.14)		$0.25

Three Months Ended June 30, 2014
Net Income (Loss) (GAAP)	$12.1	$3.0	$(3.4)		$11.7	$0.33
Unrealized gain on energy-related derivatives (1)	—	(1.0)	—		(1.0)	(0.02)
Lower of cost or market inventory adjustments (1)	—	(0.1)	—		(0.1)	—
Acquisition, divestiture and restructuring activities (1)	1.2	—	2.7		3.9	0.10
Weighted Average Shares Adjustment (2)						0.03
Net Economic Earnings (Loss) (Non-GAAP)	$13.3	$1.9	$(0.7)		$14.5	$0.44
Diluted EPS (GAAP)	$0.35	$0.09	$(0.11)		$0.33
Net Economic EPS (Non-GAAP) (2)	$0.41	$0.05	$(0.02)		$0.44

Nine Months Ended June 30, 2015
Net Income (Loss) (GAAP)	$166.5	$3.5	$(14.4)		$155.6	$3.59
Unrealized gain on energy-related derivatives (1)	—	(2.1)	—		(2.1)	(0.05)
Realized loss on economic hedges prior to the sale of the physical commodity (1)	—	1.6	—		1.6	0.04
Acquisition, divestiture and restructuring activities (1)	1.0	—	3.0		4.0	0.09
Gain on sale of property (1)	(4.7)	—	—		(4.7)	(0.11)
Net Economic Earnings (Loss) (Non-GAAP)	$162.8	$3.0	$(11.4)		$154.4	$3.56
Diluted EPS (GAAP)	$3.84	$0.08	$(0.33)		$3.59
Net Economic EPS (Non-GAAP) (2)	$3.75	$0.07	$(0.26)		$3.56

Nine Months Ended June 30, 2014
Net Income (Loss) (GAAP)	$91.6	$12.9	$(5.0)		$99.5	$2.97
Unrealized gain on energy-related derivatives (1)	—	(2.3)	—		(2.3)	(0.07)
Lower of cost or market inventory adjustments (1)	—	(0.7)	—		(0.7)	(0.02)
Realized gain on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—		(0.1)	—
Acquisition, divestiture and restructuring activities (1)	2.2	—	3.9	—	6.1	0.17
Weighted Average Shares Adjustment (2)	—	—	—		—	0.07
Net Economic Earnings (Loss) (Non-GAAP)	$93.8	$9.8	$(1.1)		$102.5	$3.12
Diluted EPS (GAAP)	$2.73	$0.39	$(0.15)		$2.97
Net Economic EPS (Non-GAAP) (2)	$2.86	$0.30	$(0.04)		$3.12
(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income (loss) with consolidated net economic earnings (loss) in the GAAP diluted EPS calculation. Also, net economic earnings per share exclude the impact of the June 2014 equity offering to fund the acquisition of Alagasco. The weighted-average diluted shares used in the net economic earnings per share calculation for the quarter ended June 30, 2014 was 32.7 million compared to 35.0 million in GAAP EPS calculation. The weighted-average diluted shares used in the net economic earnings per share calculation for the nine months ended June 30, 2014 was 32.7 million compared to 33.4 million in GAAP EPS calculation.
Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

OPERATING MARGIN AND RECONCILIATION TO GAAP
THE LACLEDE GROUP, INC.
($ Millions)

	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended June 30, 2015
Operating Revenues	$261.2	$28.9	$1.0	$(15.9)	$275.2
Natural and propane gas expense	73.2	25.7	0.1	(15.6)	83.4
Gross receipts tax expense	15.1	0.1	—	—	15.2
Operating margin (non-GAAP)	172.9	3.1	0.9	(0.3)	176.6
Depreciation and amortization	32.5	0.1	0.1	—	32.7
Other operating expenses	102.0	1.5	4.7	(0.3)	107.9
Operating income (loss) (GAAP)	$38.4	$1.5	$(3.9)	$—	$36.0

Three Months Ended June 30, 2014
Operating revenues	$214.2	$55.0	$1.2	$(28.6)	$241.8
Natural and propane gas expense	77.6	48.5	—	(28.3)	97.8
Gross receipts tax expense	13.7	—	—	—	13.7
Operating margin (non-GAAP)	122.9	6.5	1.2	(0.3)	130.3
Depreciation and amortization	18.4	0.1	0.1	—	18.6
Other operating expenses	81.8	1.4	4.1	(0.3)	87.0
Operating income (loss) (GAAP)	$22.7	$5.0	$(3.0)	$—	$24.7

Nine Months Ended June 30, 2015
Operating revenues	$1,692.6	$135.2	$2.8	$(58.4)	$1,772.2
Natural and propane gas expense	902.1	124.8	0.3	(57.6)	969.6
Gross receipts tax expense	86.1	0.2	—	—	86.3
Operating margin (non-GAAP)	704.4	10.2	2.5	(0.8)	716.3
Depreciation and amortization	96.7	0.3	0.4	—	97.4
Other operating expenses	326.1	4.2	8.4	(0.8)	337.9
Operating income (loss) (GAAP)	$281.6	$5.7	$(6.3)	$—	$281.0

Nine Months Ended June 30, 2014
Operating revenues	$1,288.1	$188.2	$2.6	$(74.0)	$1,404.9
Natural and propane gas expense	769.7	162.6	—	(73.3)	859.0
Gross receipts tax expense	66.5	0.2	—	—	66.7
Operating margin (non-GAAP)	451.9	25.4	2.6	(0.7)	479.2
Depreciation and amortization	58.5	0.3	0.3	—	59.1
Other operating expenses	234.1	3.7	8.2	(0.7)	245.3
Operating income (loss) (GAAP)	$159.3	$21.4	$(5.9)	$—	$174.8